Exhibit 99.1

Oclaro Announces Preliminary 2013 First Fiscal Quarter Revenues

SAN JOSE, Calif., – October 5, 2012 – Oclaro, Inc. (NASDAQ: OCLR), a provider of optical components, modules and subsystems, today announced preliminary revenues of approximately $149 million in its first fiscal quarter ending September 29, 2012, compared to the low end of its guidance of $154 million, previously issued on July 31, 2012. On July 23, 2012 the Oclaro/Opnext merger closed. The first fiscal quarter includes revenues from the former Opnext subsequent to the close of the merger.

Certain principal factors that contributed to the lower than expected revenues in the first quarter of fiscal 2013 include:

•	Continued challenging market conditions in the segments of the optical communications space that Oclaro serves;

•	Slower than expected recovery of customer share of certain products to pre-flood levels, including certain data communications products;

•	Slower than expected ramp of new products, in particular certain customer-qualified new 40G and 100G products.

“We are disappointed that the revenues for the first quarter of our 2013 fiscal year are below guidance,” said Alain Couder, Chairman and CEO of Oclaro. “Following the merger, our integration activities are on track to execute our synergies, and our customer relationships are strong. We expect these factors to strengthen our future performance and expect revenues to be up in the December quarter.”

Oclaro cautions that its anticipated revenue results are preliminary and based on the best information currently available, and are subject to completion of the financial statements for the first quarter of fiscal 2013.

About Oclaro

Oclaro, Inc. (NASDAQ: OCLR) is one of the largest providers of lasers and optical components, modules and subsystems for the optical communications, industrial and consumer laser markets. The company is a global leader dedicated to photonics innovation, with cutting-edge research and development (R&D) and chip fabrication facilities in the U.S., U.K., Italy, Switzerland, Israel, Korea and Japan. It has in-house and contract manufacturing sites in China, Malaysia and Thailand, with design, sales and service organizations in most of the major regions around the world. For more information, visit http://www.oclaro.com.

Safe Harbor Statement

This press release contains forward-looking statements for the purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Such statements can be identified by the fact that they do not relate strictly to historical or current facts and may contain words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” “should,” “outlook,” “could,” “target,” “preliminary” and other words and terms of similar meaning in connection with any discussion of future operations or financial performance. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements as described in our annual and quarterly reports filed with the SEC. The forward-looking statements included in this announcement represent Oclaro’s view as of the date of this announcement. Oclaro anticipates that subsequent events and developments may cause Oclaro’s views and expectations to change. Oclaro specifically disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this announcement.

Copyright 2012. All rights reserved. Oclaro, the Oclaro logo, and certain other Oclaro trademarks and logos are trademarks and/or registered trademarks of Oclaro, Inc. or its subsidiaries in the U.S. and other countries. Information in this release is subject to change without notice.

Oclaro, Inc. Contact	Investor Contact
Jerry Turin	Jim Fanucchi
Chief Financial Officer	Summit IR Group Inc.
(408) 383-1400	(408) 404-5400
ir@oclaro.com	ir@oclaro.com